EXHIBIT 10.2

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

EXECUTION COPY

Confidential

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

THIS EXCLUSIVE AND COLLABORATION LICENSE AGREEMENT (this “Agreement”) dated as of April 16, 2014 (the “Effective Date”), is entered into between Sentinel Oncology Limited (“Licensor”), having a place of business at 23 Cambridge Science Park, Milton Road, Cambridge, United Kingdom CB4 0EY, and Oncothyreon Inc., a Delaware corporation (“Company”), having a place of business at 2601 Fourth Ave., Suite 500, Seattle, WA 98121, USA, each a “Party” and collectively “Parties”.

WHEREAS, Licensor owns the Licensed Technology (as defined below).

WHEREAS, Company desires to obtain an exclusive license under Licensor’s rights in the Licensed Technology on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the terms defined in this Section 1 shall have the respective meanings set forth below:

1.1 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2 “Applicable Law” shall mean any applicable federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

1.3 “Calendar Year” means, for the first calendar year, the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.4 “Chk1” means checkpoint kinase 1.

1.5 “Commercially Reasonable Efforts” shall mean, with respect to any obligation or task under this Agreement, the carrying out by a Party, its Affiliates or Sublicensees (or their Affiliates or sublicensees) of such obligation or task with a level of effort and resources consistent with the commercially reasonable practices devoted by a biotechnology company of comparable size and resources for the research, development, manufacture or commercialization of a pharmaceutical product owned by it (or to which it has rights) at a similar stage of development or commercialization and of similar market potential, profit potential and strategic value, based on conditions then prevailing. Such efforts may take into account, without limitation, issues of safety and efficacy, regulatory authority-approved labeling, product profile, the competitiveness of alternative products in the marketplace, pricing/reimbursement for the product in a country relative to other markets, the likely timing of the product’s entry into the market, the patent and other proprietary position, the likelihood of regulatory approval and other relevant scientific, technical and commercial factors including but not limited to product market potential and anticipated profitability. For the avoidance of doubt, it is understood and acknowledged that such issues and factors may change from time to time based upon changing scientific, business and marketing and return on investment considerations

1.6 “EMA” shall mean the European Medicines Agency of the European Union, or the successor thereto.

1.7 “Existing MTA” shall mean that certain Materials Transfer Agreement entered into between the Parties on February 17, 2014.

1.8 “Existing NDA” shall mean that certain Confidentiality Agreement entered into between the Parties on November 19, 2013.

1.9 “FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.10 “Field” shall mean all uses, including the diagnosis, prevention or treatment of any disease, state or condition in humans or animals.

1.11 “First Commercial Sale” shall mean, with respect to any Product in a country, the first sale of such Product after all applicable Regulatory Approvals have been granted by the applicable governing health authority of such country.

1.12 “Generic Competition” shall mean, with respect to a Product in a country, when one or more Generic Product(s) are being marketed in such country and all Licensed Patents with respect to such Product in such country have expired.

1.13 “Generic Product” shall mean a product (a) whose active pharmaceutical ingredient is equivalent to the Product being sold in a country, (b) that obtained Regulatory Approval solely by means of establishing equivalence to such Product, and (c) that is legally marketed in such country by an entity other than Company, its Affiliates or its Sublicensees.

1.14 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity), including a Regulatory Authority.

1.15 “IND” shall mean an Investigational New Drug application, or similar application to commence human clinical testing of a Product for use in the Field submitted to the FDA, or its foreign equivalent.

1.16 “Invention” means any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice as a result of a Party carrying out its obligations under this Agreement, whether or not patentable.

1.17 “Licensed Compounds” means (a) any compound identified in Exhibit B, (b) any other compound discovered or developed by each Party alone or jointly with the other Party under the existing MTA or in performance of the Work Plan, and (c) any other compound owned or controlled by Licensor or its Affiliates as of the Effective Date of this Agreement or discovered, developed, in-licensed or otherwise acquired by Licensor or its Affiliates (excluding for clarity, with respect to this sub-clause (c), a Third Party that acquires control (as defined in Section 1.1) of Licensor, whether by merger, acquisition or sale of assets) during the period commencing on the Effective Date and ending [*] ([*]) years after Licensor has completed the activities ascribed to Licensor under the Work Plan, each of which compound is designed to inhibit Chk 1 or is a Qualified Compound and in relation to each of (a), (b), and (c) any derivative, salt, enantiomer, isomer, solvate, ester, prodrug or metabolite of the foregoing.

1.18 “Licensed Know-How” shall mean all trade secrets, data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) and other know-how owned or controlled by Licensor or its Affiliates as of the Effective Date (including any know-how developed by Licensor or its Affiliates under the Existing MTA) or which arises from the work conducted by Licensor under the Work Plan and which is necessary or useful for Company or its Affiliates or their respective sublicensees to make, use, develop, sell or seek Regulatory Approval to market Licensed Compounds and/or Products.

1.19 “Licensed Patent Rights” shall mean (a) the patents and patent applications listed on Exhibit A, (b) any other patents and patent applications owned (whether solely or jointly with Company) or controlled by Licensor or any of its Affiliates (excluding for clarity, a Third Party that acquires control (as defined in Section 1.1) of Licensor, whether by merger, acquisition or sale of assets) as of the Effective Date or at any time during the term of this Agreement, that claim or cover Licensed Compounds or methods of use or manufacturing thereof, (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, any of the patent applications described in clauses (a) and (b) above or the patent applications that resulted in any of the patents described in clauses (a) and (b) above, and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions, supplemental protection certificates, and additions to any thereof.

*Confidential Treatment Requested.

1.20 “Licensed Technology” shall mean, collectively, the Licensed Patent Rights and the Licensed Know-How.

1.21 “Major European Country” shall mean any of the following countries: United Kingdom, Germany, France, Italy, and Spain.

1.22 “Material(s)” means any compound discovered, developed, acquired or controlled by Licensor prior to the Effective Date in connection with the Program, including the items set forth in Exhibit C.

1.23 “NDA” shall mean a New Drug Application, or similar application for marketing approval of a Product for use in the Field submitted to the FDA, or its foreign equivalent.

1.24 “Net Sales” shall mean the gross invoice amount (not including value added taxes, sales taxes, or similar taxes) of Product sold by Company or its Affiliates or Sublicensees to the first unrelated Third Party in a bona fide arms-length transaction after deducting, if not previously deducted, from the amount invoiced or received:

(i) [*]

(ii) [*]

(iii) [*]

(iv) [*]

(v) [*]

Gross invoice price of Product sold and the deductions allowed in subsections (i)-(v) above shall be calculated in accordance with GAAP.

In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time all revenue recognition criteria are met.

In the case of any sale or other disposal of a Product between or among Company and its Affiliates or Sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to an unrelated Third Party. Any nominal consideration received in exchange for the transfer of Products for use in clinical trials, sampling or promotional use, in each case at or below cost, shall not be included in Net Sales.

In the case of any sale or other disposal for value, such as barter or counter-trade, of any Product, or part thereof, other than in an arm’s-length transaction exclusively for money, in addition to the inclusion of any such cash consideration in the calculation of Net Sales, Net Sales shall be calculated on the value of the non-cash consideration received or the fair market price (if higher) of the Products in the country of the sale or disposal.

*Confidential Treatment Requested.

“Combination Product” means a Product sold in finished dosage form containing a Licensed Compound together with one or more other active ingredients. Net Sales for Combination Products, for the purpose of calculating Company’s payment obligations under Section 4.2, shall be determined as follows:

(i) In the event one or more Products are sold as part of a Combination Product in a particular country, and all pharmaceutical products contained in the Combination Product are sold separately in such country, the Net Sales of such Product(s), for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country, during the applicable Net Sales reporting period, by the fraction,
A/(A+B), where: A is the average sale price of the Product(s) contained in such Combination Product when sold separately in finished form in such country, and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form in such country, in each case during the applicable Net Sales reporting period.

(ii) In the event one or more Products are sold as part of a Combination Product and are sold separately in finished form in such country, but the other pharmaceutical product(s) included in the Combination Product are not sold separately in finished form in such country, the Net Sales of the Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction C/D where: C is the average sale price of the Product(s) contained in such Combination Product when sold separately in finished form in such country, and D is the average sale price of the Combination Product sold in such country, in each case during the applicable Net Sales reporting period.

(iii) In the event that the Net Sales of the Product(s) when included in a Combination Product cannot be determined using the methods above, Net Sales for the purposes of determining payments based on Net Sales shall be agreed upon in good faith by the Parties, on the basis of the respective fair market values of the Product(s) and all other pharmaceutical products included in such Combination Product.

1.25 “Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

1.26 “Phase 1 Clinical Trial” shall mean a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Product in subjects or that would otherwise satisfy requirements of
21 C.F.R. 312.21(a), or its foreign equivalent.

1.27 “Phase 2 Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

1.28 “Phase 3 Clinical Trial” shall mean a human clinical trial in any country, the results of which could be pivotal to establish safety and efficacy of a Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.29 “Qualified Compound” shall mean a compound with [*].

1.30 “Product(s)” shall mean any pharmaceutical product or component that comprises a Licensed Compound.

1.31 “Program” shall mean Licensor’s Chk1 inhibitor research program, as conducted at any time in the past, as currently conducted, and as may be conducted during the term of this Agreement.

1.32 “Regulatory Approval” means with respect to a country, extra-national territory, province, state, or other regulatory jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell, manufacture, import, export or market a product in such country, state, province, or some or all of such extra-national territory or regulatory jurisdiction, which shall include any pricing and reimbursement approvals.

1.33 “Regulatory Authority” means, with respect to a particular country, extra-national territory, province, state, or other regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required for such country, extra-national territory, province, state, or other or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction, including the FDA, the EMA, the European Commission and MHLW, and in each case including any successor thereto.

1.34 “Regulatory Materials” means regulatory applications, submissions, dossiers, notifications, registrations, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to develop, manufacture, market, sell or otherwise commercialize a Product in a particular country or regulatory jurisdiction. Regulatory Materials include, without limitation, INDs, MAAs and NDAs.

1.35 “Royalty Term” shall mean, with respect to each Product in each country, the term commencing on the date of the First Commercial Sale in such country and ending in such country upon the later of: (i) the expiration of the last to expire Valid Claim claiming the composition of matter of, or the method of making or using, such Product in such country; and (ii) [*] ([*]) years from the First Commercial Sale of such Product in such country.

1.36 “Sublicensee” means any Third Party granted a sublicense by Company under Section 3.1 to the rights licensed to Company hereunder, but shall not include any wholesaler or distributor based on a wholesaler or distributor arrangement for the sale of Product (even if such wholesaler or distributor is granted a right or license to sell Product).

1.37 “Territory” shall mean worldwide.

*Confidential Treatment Requested.

1.38 “Third Party” shall mean any Person other than Licensor, Company and their respective Affiliates.

1.39 “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Licensed Patent Rights or any patent which claims an invention made by or on behalf of Company alone or Company and Licensor jointly in performance of the Work Plan, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.40 “Work Plan” shall mean the plan describing in reasonable detail the development activities to be performed by Licensor and Company with respect to the Licensed Compounds and the associated budget, as such plan and budget may be updated in accordance with Section 2.3.

2.	GOVERNANCE; WORK PLAN

2.1 Overview. The Parties desire to collaborate with respect to the pre-clinical development of the Licensed Compounds, as set forth in more detail in this Article 2, with the goal of identifying a drug candidate molecule for clinical development. Licensor will be responsible for managing medicinal chemistry and the initial scale-up of research materials, initial characterization of physiochemical properties of the molecules, and Chk1 enzymatic potency screening and other activities, if any, set forth in the Work Plan. Company shall provide reasonable assistance to Licensor in connection with carrying out such activities as set forth in the Work Plan. Company shall be solely responsible for clinical development, regulatory and commercialization activities, as described in more detail in Article 7.

2.2	JRC.

2.2.1 Establishment; Responsibilities. Within sixty (60) days following the execution of this Agreement, the Parties will establish a Joint Research Committee (the “JRC”). The responsibilities of the Joint Research Committee shall consist of (a) ensuring open exchange of information between the Parties regarding the performance of the Work Plan, (b) overseeing and reviewing the status of the Work Plan, and (c) approving updates to the Work Plan. Except for the foregoing sub-clause (c), the JRC shall not have any decision-making authority. The JRC shall dissolve upon the acceptance of the first IND filing for a Licensed Compound unless otherwise decided by Company.

2.2.2 JRC Representatives. Each Party shall nominate two (2) individuals to serve as representatives on the JRC (the “JRC Representatives”). Each Party shall be entitled to change one or more of its respective JRC Representatives upon written notice to the other Party.

2.2.3 JRC Meetings. The JRC shall meet at least quarterly, or as agreed by the Parties, at such locations as the Parties agree, and will otherwise communicate regularly by telephone, electronic mail, facsimile and/or video conference. With the consent of the Parties, other representatives of Licensor or Company may attend JRC meetings as nonvoting observers. Each Party shall be responsible for all of its own expenses associated with attendance of such meetings.

2.2.4 Minutes. The JRC shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The Secretary of the JRC (as appointed by the members of the JRC) shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the JRC within ten (10) working days after each meeting and shall be approved, if appropriate, at the next meeting. All records of the JRC shall at all times be available to both Licensor and Company.

2.2.5 Decision Making. All decisions of the JRC shall be made by consensus. In the event that the votes required to approve a decision cannot be reached within the JRC, then such matter shall first be referred to Company’s Chief Scientific Officer and Licensor’s Chief Scientific Officer, who shall attempt in good faith to resolve such disagreement within fifteen (15) days of such matter being referred to them. If such matter is not resolved within such 15-day period, then Company may exercise the deciding vote with respect to such matter provided that such deciding vote shall not have the consequence of increasing Licensor’s obligations under this Agreement and shall not apply with regard to any allegation that a Party is in breach of this Agreement.

2.3	Work Plan.

2.3.1 Licensor will use Commercially Reasonable Efforts to conduct pre-clinical development activities with respect to the Licensed Compound pursuant to the Work Plan (“Licensor Pre-Clinical Activities”). The initial Work Plan is attached to this Agreement as Exhibit D. The JRC shall review the Work Plan on a quarterly basis and shall adjust and make appropriate changes to the Work Plan, based on the results and progress to date.

2.3.2 Company shall fund the performance of the Licensor Pre-Clinical Activities pursuant to the budget set forth in the Work Plan, with Licensor’s internal costs calculated at the FTE rate set forth in the Work Plan for the number of FTEs set forth therein. Licensor shall have no obligation to carry out work under the Work Plan that is not covered in the budget set forth in the Work Plan. Licensor shall invoice Company on a quarterly basis for FTEs used in the previous quarter in accordance with the agreed budget. All such invoices will be paid by Company in Pounds Sterling within thirty (30) days of the date of the invoice.

3.	LICENSE GRANT

3.1 Licensed Technology. Licensor hereby grants to Company an exclusive (including as to Licensor, except to the extent necessary for Licensor to perform the Work Plan in accordance with this Agreement) license, with the right to grant sublicenses through multiple tiers, under the Licensed Technology to conduct research and to develop, make, have made, use, offer for sale, sell, import and export Licensed Compounds and Products in the Territory for use in the Field.

3.2 Exclusivity. During the term of this Agreement, Licensor and its Affiliates will not directly or indirectly (including by sponsoring work or granting rights to any Third Party), develop or commercialize any Licensed Compounds or other compounds which are Qualified Compounds, except as necessary for Licensor to perform the Work Plan in accordance with this Agreement, provided that (except for Licensed Compounds under Section 1.17 (a) and (b)), the foregoing restriction shall cease either [*] ([*]) years after Licensor has completed the activities ascribed to Licensor under the Work Plan or [*], whichever is sooner. For the avoidance of doubt, the restrictions in this Section 3.2 shall not prohibit Licensor from conducting any research or discovery effort that is related to a target other than Chk1, so long as the primary goal of such program, as evidenced by laboratory notebooks or other relevant documents, is not to discover or develop Products that directly bind to Chk1. Notwithstanding the foregoing, the restrictions under this Section 3.2 shall not apply to any Third Party that acquires control (as defined in Section 1.1) of Licensor, whether by merger, acquisition or sale of assets, provided, that, and only so long as (a) no Licensed Patent Rights or confidential Licensed Know-How are used by, or disclosed in any material manner to, such Third Party acquiror, for use with any compound that is designed to inhibit Chk 1 or is a Qualified Compound, and (b) such Third Party acquiror segregates the personnel performing activities under this Agreement from personnel performing development and/or commercialization activities to any compound that is designed to inhibit Chk 1 or is a Qualified Compound, which activities are outside the scope of this Agreement.

3.3 Technology Transfer. Licensor shall provide to Company within thirty (30) days from the Effective Date, the Materials and all existing patent filings related to the Licensed Patent Rights, as set forth in more detail in Exhibit C.

3.4 Sublicensees. Company shall ensure that all agreements appointing a Sublicensee shall be consistent with the terms of this Agreement. Company shall be responsible for ensuring that Sublicensees comply with this Agreement. Company shall provide written notice to Licensor of the identity of each Sublicensee promptly after entering in to any agreement with such Sublicensee.

4.	FINANCIAL CONSIDERATIONS

4.1	Milestone Payments.

4.1.1 Development Milestones. Subject to the terms and conditions of this Agreement, Company shall pay to Licensor the respective development milestone payments set forth below, upon the first achievement of each of the milestones set forth below for each Product (except as otherwise set forth below), whether such achievement is made by Company, its Affiliates or Sublicensees.

*Confidential Treatment Requested.

Milestone	Payment
[*].	$[*] for the first Product $[*] for the second Product
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]

4.1.2 Commercial Milestone. Subject to the terms and conditions of this Agreement, Company shall pay to Licensor a one-time commercial milestone payment of $[*] if and when the aggregated Net Sales of all Products in the Territory during a single Calendar Year first exceed $[*].

4.1.3 Milestone Payment Terms.

(a) Company shall notify Licensor in writing within fifteen (15) days following the achievement of each milestone event set forth in Sections 4.1.1 and 4.1.2, and shall make the appropriate milestone payment within [*] days after the achievement of such milestone event.

(b) The milestone payments set forth in Section 4.1.1 shall be payable once per Product comprising a Licensed Compound, and only for the first indication thereof. For clarity, Products comprising one or more of the same Licensed Compounds shall be considered the same Product, regardless of the formulation, dosage strength, route of administration, packaging or indication thereof or any other active ingredient(s) or number or type of Licensed Compounds contained therein.

4.2	Royalties.

4.2.1 Royalty Rate. During the applicable Royalty Term for a Product, subject to the terms and conditions of this Agreement, Company shall pay to Licensor royalties, with respect to each Product, equal to [*] percent ([*]%) of Net Sales.

4.2.2 Step-Down. The royalty amounts payable under Section 4.2.1 shall be reduced, on a country-by-country and Product-by-Product basis, to [*] percent ([*]%) of the amounts otherwise payable pursuant to Section 4.2.1 during any portion of the Royalty Term in which there is not at least one (1) Valid Claim claiming the composition of matter of, or the method of making or using, such Product in such country. Only one royalty shall be payable for each sale of a Product.

*Confidential Treatment Requested.

4.2.3 Anti-Stacking. If Company, its Affiliates or Sublicensees are required to pay royalties to any Third Party in order to exercise its rights hereunder to make, have made, use, sell, offer to sale or import any Product, then Company shall have the right to credit [*] percent ([*]%) of such Third Party royalty payments against the royalties owing to Licensor under Section 4.2.1 with respect to sales of such Product in such country; provided, however, that Company shall not reduce the amount of the royalties paid to Licensor under Section 4.2.1 by reason of this Section 4.2.3, with respect to sales of such Product in such country, to less than [*] percent ([*]%) of the royalties that would otherwise be due under Section 4.2.1.

4.2.4 Generic Competition. Upon commencement of Generic Competition with respect to a Product in a country, and thereafter for so long as such Generic Competition persists, the royalties payable thereafter under Section 4.2.1 and 4.2.2 with respect to such Product sold in such country shall be:

(a) reduced by [*] percent ([*]%) if such Generic Product(s) represent a total prescription volume of at least [*] percent ([*]%) of such Product and such Generic Product(s), in the aggregate, in such country in such calendar year, determined by the number of unit equivalents for such Product and such Generic Product(s), in the aggregate, during such calendar year (as measured by an IMS audit or other mechanism agreed upon by the Parties), and

(b) reduced by [*] percent ([*]%) if such Generic Product(s) represent a total prescription volume of at least [*] percent ([*]%) of such Product and such Generic Product(s), in the aggregate, in such country in such calendar year, determined by the number of unit equivalents for such Product and such Generic Product(s), in the aggregate, during such calendar year (measured as described above)

4.2.5 Royalty Floor. The operation of Sections 4.2.2, 4.2.3 and/or 4.2.4, individually or in combination, shall not reduce the royalty payable to Licensor under this Agreement to less than [*] percent ([*]%) of Net Sales.

5.	ROYALTY REPORTS AND ACCOUNTING

5.1 Royalty Reports. Within [*] days after the end of each calendar quarter during the term of this Agreement following the First Commercial Sale of a Product, Company shall furnish to Licensor a quarterly written report showing in reasonably specific detail (a) the calculation of Net Sales by Company and its Affiliates during such calendar quarter; (b) the calculation of Net Sales by Company’s and its non-Affiliate Sublicensees, if any, during the calendar quarter immediately preceding such calendar quarter; (c) the calculation of the royalties, if any, that shall have accrued based upon such Net Sales; (d) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (e) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to (i) Net Sales invoiced in a currency other than United States dollars and (ii) cash consideration paid in a currency other than United States dollars by Company’s Sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter, or other newspaper agreed to by the Parties.

*Confidential Treatment Requested.

5.2 Audits.

5.2.1 During the Royalty Term, upon the written request of Licensor and not more than once in each Calendar Year, Company shall permit an independent certified public accounting firm of nationally recognized standing selected by Licensor and reasonably acceptable to Company, at Licensor’s expense, to have access during normal business hours to such of the financial records of Company as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the five (5) years immediately prior to the date of such request.

5.2.2 If such accounting firm concludes that additional amounts were owed during the audited period, Company shall pay such additional amounts within thirty (30) days after the date Licensor delivers to Company such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Licensor; provided, however, if the audit discloses that the royalties payable by Company for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then Company shall pay the reasonable fees and expenses charged by such accounting firm.

5.2.3 Licensor shall cause its accounting firm to retain all financial information subject to review under this Section 5.2 in strict confidence; provided, however, that Company shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Company regarding such financial information. The accounting firm shall disclose to Licensor only whether the reports are correct or not, and the amount of any discrepancy. No other information shall be shared. Licensor shall treat all such financial information as Company’s Confidential Information.

6.	PAYMENTS

6.1 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 5.1 shall be due on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

6.2 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Product is sold, Company shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Licensor’s account in a bank or other depository institution in such country.

6.3 Withholding Taxes. Company shall be entitled to deduct the amount of any withholding taxes, valued added taxes or other taxes, levies or charges other than United States taxes, payable by Company, its Affiliates or Sublicensees, and required to be withheld by Company, its Affiliates or Sublicensees, to the extent Company, its Affiliates or Sublicensees pay to the appropriate Governmental Authority on behalf of Licensor such taxes, levies or charges. Company shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Licensor by Company, its Affiliates or Sublicensees. Company promptly shall deliver to Licensor proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such Governmental Authority with respect thereto and shall cooperate with and provide reasonable assistance to Licensor in order to obtain a repayment of any such taxes, levies and charges.

7.	DEVELOPMENT AND COMMERCIALIZATION

7.1	Development.

7.1.1 Pre-Clinical and Clinical Activities. From and after the Effective Date, as between the Parties, Company shall have sole responsibility for the development of Licensed Compounds and Products in the Field at its cost and expense (including responsibility for all funding, resourcing and decision-making) in the Territory. Company shall use Commercially Reasonable Efforts, including through its Affiliates and Sublicensees, to develop and obtain Regulatory Approval for at least one Product in the USA, the Major European Countries and Japan. In addition, Company shall use Commercially Reasonable Efforts to initiate GLP toxicology studies for at least one Product within [*] ([*]) months of the Effective Date.

7.1.2 Regulatory Filings. As between Company and Licensor, Company will have sole responsibility for (i) preparing and submitting all Regulatory Materials for Licensed Compounds and Products and (ii) determining all regulatory plans and strategies for Licensed Compounds and Products. As between the Parties, Company will have the exclusive right to submit to and appear before regulatory authorities on any matter with respect to Licensed Compounds and Products. Company (or its Affiliates or Sublicensees, as applicable) will own all Regulatory Materials (including Regulatory Approvals) for Licensed Compounds and Products and all such Regulatory Materials shall be submitted in the name of Company (or its Affiliate or Sublicensee, as applicable). As between the Parties, Company shall have sole decision-making authority for all regulatory matters with respect to Licensed Compounds and Products in the Field (including without limitation, the content of any regulatory filing or dossier, pharmacovigilance reports, patient risk management strategies and plans, labeling, safety, the decision to file any MAA, and recalls and withdrawals) in the Territory.

7.1.3 Development Reports. Within [*] days of January 1 of a Calendar Year, Company will provide to Licensor annual written summary reports describing in reasonable detail the development and regulatory activities of Company with respect to Licensed Compounds. Such reports and the contents thereof shall be Confidential Information of Company.

*Confidential Treatment Requested.

7.1.4 Support. Upon Company’s request, Licensor shall provide reasonable assistance, at Company’s cost and expense (calculated at the FTE rate set forth in the Work Plan, unless otherwise mutually agreed upon by the Parties) to support the Company’s activities under this Section 7.1, including with respect to writing and finalizing any reports necessary to support the filing of an IND with the FDA for the Licensed Compound or Product selected. Licensor shall use Commercially Reasonable Efforts to provide such support to Company.

7.2	Commercialization.

7.2.1 Marketing and Commercialization Activities. Upon receiving Regulatory Approval for one or more Product(s) in one or more country(ies) of the Territory, Company will have sole responsibility with respect to the marketing and commercialization of such Product(s) in such country(ies). Company shall use Commercially Reasonable Efforts, including through its Affiliates and Sublicensees, to market and commercialize such Product(s) in such country(ies).

7.2.2 Commercialization Report. For each Calendar Year following first Regulatory Approval for a Product, Company shall provide to Licensor annually within sixty (60) days after the end of such Calendar Year a summary report describing in reasonable detail the Company’ activities with respect to the commercialization of Products. Such reports and the contents thereof shall be Confidential Information of Company.

8.	CONFIDENTIALITY

8.1 Confidential Information. During the term of this Agreement, and for a period of [*] ([*]) years following the expiration or earlier termination hereof, each Party shall maintain in confidence all information of the other Party that is disclosed by the other Party and identified as, or acknowledged to be, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, affiliates, employees, Affiliates, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each Party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each Party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

*Confidential Treatment Requested.

8.2 Permitted Disclosures. The confidentiality obligations contained in Section 8.1 shall not apply to the extent that (a) any receiving Party (the “Recipient”) is required to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure to the Recipient, or thereafter became public knowledge, other than as a result of actions of the Recipient in violation hereof; (ii) the disclosed information was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the other Party hereunder; (iii) the disclosed information was disclosed to the Recipient on an unrestricted basis from a source not under a duty of confidentiality to the other Party; or (iv) the disclosed information was independently developed by the Recipient without use of the Confidential Information disclosed by the other Party. In addition, Company may disclose Confidential Information regarding the Licensed Know-How or otherwise received from Licensor for the following purposes: (A) regulatory filings and other filings with Governmental Authorities, including filings with the FDA, as necessary for the development or commercialization of Licensed Compounds and Products, (B) prosecuting or defending litigation, and (C) complying with Applicable Law, including regulations promulgated by securities exchanges. Furthermore, each Party may disclose the stage of data regarding the development and commercialization of Licensed Compounds and Products under this Agreement to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner, provided that each disclosee must be bound by obligations of confidentiality and non-use consistent with those set forth in this Agreement.

8.3 Terms of this Agreement. Except as otherwise provided in Section 8.2, Licensor and Company shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, provided that (a) each Party may disclose such terms to any bona fide potential or actual investor, stockholder, investment banker, acquirer, merger partner or other potential or actual financial partner; provided that each disclosee must be bound by obligations of confidentiality and non-use consistent with those set forth in this Agreement, and (b) the Company and, if applicable, Licensor may file a copy of this Agreement or portions thereof with the Securities and Exchange Commission (SEC) or other Governmental Authorities to the extent required under Applicable Law.

8.4 Press Releases. Neither Party shall issue any press release or other public announcement disclosing the existence of this Agreement or any of the terms or conditions of this Agreement or the transaction contemplated by this Agreement without the prior written consent of the other Party, which consent may not be unreasonably withheld. As of the Effective Date the Parties have agreed that each Party may issue a press release in the form attached at Exhibit E.

9.	INTELLECTUAL PROPERTY RIGHTS

9.1	Ownership of Inventions.

9.1.1 Inventorship for all Inventions made anywhere in the world by the Parties during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with the patent laws of the country where the applicable invention has been discovered or made.

9.1.2 All Inventions arising from the activities of the Parties and their respective Affiliates or a Third Party acting on behalf of a Party or its Affiliate under this Agreement, (i) discovered or invented solely by employees of a Party or its respective Affiliate or a Third Party acting on behalf of a Party or its respective Affiliate shall be owned solely by such Party or its respective Affiliate; or (ii) discovered or invented jointly by both Parties (and/or their Affiliates or a Third Party acting on behalf of a Party and/or its Affiliates) shall be owned by the Company.

9.2	Patents

9.2.1 Patent Prosecution and Maintenance. Commencing on the Effective Date, Company shall have the right to control, at its sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patent Rights. Company shall give Licensor an opportunity to review and comment on the text of each patent application subject to this Section 9.2.1 before filing, and shall supply Licensor with a copy of such patent application as filed, together with notice of its filing date and serial number. Licensor shall cooperate with Company, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 9.2.1. Company shall keep Licensor reasonably updated with regard to the prosecution of the Licensed Patents Rights. Before making any material filing or material response to the applicable patent office with respect to the Licensed Patent Rights, Company shall give Licensor the opportunity to comment on the proposed step and shall consider in good faith any reasonable comments made by Licensor. If Company, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in the Licensed Patent Rights, then Company shall notify Licensor in writing thereof and following the date of such notice if Licensor decides to continue such activities with respect to such patent or patent application (a) Licensor shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of such patents and patent applications, and (b) Company shall thereafter have no license under this Agreement to such patent or patent application.

9.2.2 Notification of Infringement. Each Party shall notify the other of any infringement in the Territory known to it of any Licensed Patent Rights and shall provide the other Party with the available evidence, if any, of such infringement.

9.2.3 Enforcement of Patent Rights. Company, at its sole expense, shall have the right to determine the appropriate course of action to enforce Licensed Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Patent Rights, to defend any declaratory judgments seeking to invalidate or hold the Licensed Patent Rights unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed Patent Rights, in each case in Company’s own name and, if necessary for standing purposes, in the name of Licensor and shall consider, in good faith, the interests of Licensor in so doing. If Company does not, within one hundred twenty (120) days of receipt of notice from Licensor, abate the infringement or file suit to enforce the Licensed Patent Rights against at least one infringing party in the Territory, Licensor shall have the right to take whatever action it deems appropriate to enforce the Licensed Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of Licensor’s intent to file such suit, Company shall have the right to jointly prosecute such suit and to fund up to [*] ([*]) the costs of such suit. The Party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patent Rights shall be shared, after reimbursement of expenses, in relation to the damages suffered by each Party.

*Confidential Treatment Requested.

9.2.4 Cooperation. In any suit to enforce and/or defend the Licensed Patent Rights pursuant to this Section 9.2, the Party not in control of such suit shall, at the request and expense of the controlling Party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10.	TERMINATION

10.1 Expiration. Subject to Sections 10.2 and 10.3 below, this Agreement shall expire on the expiration of Company’s obligation to pay royalties to Licensor under Section 4.2. The license grant under Section 3.1 shall be effective at all times prior to such expiration and following such expiration of this Agreement Company shall have a fully paid-up, non-exclusive license under the Licensed Know-How to conduct research and to develop, make, have made, use, sell, offer for sale, import and export Licensed Compounds and Products in the Territory for use in the Field.

10.2 Termination by Company. Company may terminate this Agreement, in its sole discretion, upon [*] prior written notice to Licensor or, if a Product has obtained Regulatory Approval at the applicable time, on [*] days prior written notice to Licensor.

10.3 Termination for Cause. If either Party believes that the other is in breach of its material obligations hereunder, then the non-breaching Party may deliver notice of such breach to the other Party. For all breaches other than a failure to make a payment set forth in this Agreement, the allegedly breaching Party shall have ninety (90) days to cure such breach from the receipt of the notice or to dispute. For any breach arising from a failure to make a payment set forth in this Agreement, the allegedly breaching Party shall have thirty (30) days from the receipt of the notice to dispute or cure such breach. If the Party receiving notice of breach fails to cure, or fails to dispute, that breach within the applicable period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement on written notice of termination. If the allegedly breaching Party in good faith disputes such material breach or disputes the failure to cure or remedy such material breach and provides written notice of that dispute to the other Party within the above time periods, the matter will be addressed under the dispute resolution provisions in Section 14.3, and the notifying Party may not terminate this Agreement until it has been determined under Section 14.3 that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within ninety (90) days after the conclusion of that dispute resolution procedure (and such termination shall then be effective upon written notification from the notifying Party to the breaching Party). Notwithstanding the foregoing, in the event Company’s alleged breach only relates to one or more Licensed Compound(s), Product(s), or country(ies), then Licensor’s ability to terminate the Agreement on the basis of such breach shall be limited to the applicable Licensed Compound(s), Product(s) or country(ies).

10.4 Termination for Insolvency. Either Party may terminate this Agreement in its entirety on written notice to the other Party upon the liquidation, dissolution, winding-up, insolvency, bankruptcy, or filing of any petition therefor, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of the other Party where such petition, appointment or similar proceeding is not dismissed or vacated within ninety (90) calendar days and where such petition, appointment or similar proceeding is not a part of any bona fide reorganisation of a Party or its Affiliates.

*Confidential Treatment Requested.

10.5 Termination for Patent Challenge. If Company or any of its Affiliates brings an action or asserts a claim in any forum or administrative body that challenges the validity or enforceability of any claim of the Licensed Patent Rights, Licensor may, upon written notice to Company, remove such claim from the license granted to Company under Section 3.1, unless Company or such Affiliate (as the case may be) withdraws such challenge within thirty (30) days after receipt of a written request from that it do so.

10.6 Effect of Expiration or Termination.

10.6.1 In the event Licensor terminates this Agreement pursuant to Sections 10.3 or 10.4, (a) the licenses granted to Company in Section 3.1 shall terminate solely with respect to the Licensed Compound(s), Product(s) and country(ies) in which the termination becomes effective, and Company shall retain a non-exclusive, worldwide license to sell, offer for sale and import Licensed Products, including through Sublicensees, during the Commercialization Wind-Down Period (as defined below) and (b) Company shall at Licensor’s request and subject to the payment of royalties and/or other fees to be negotiated in good faith by the Parties, (i) transfer to Licensor all INDs, NDAs and Regulatory Approvals for all Products (ii) license to Licensor any intellectual property rights developed by Company or its Affiliates and owned or controlled by Company or its Affiliates (excluding for clarity, in the event Company is acquired by a Third Party, whether by merger, acquisition or sale of assets, any intellectual property rights of such Third Party) which are necessary or useful to developing, making, selling or using Products and (iii) do such other things as may be reasonably necessary to transfer to Licensor the ongoing development, manufacturing, sale or use of Products.

10.6.2 Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Article 1, Article 3 (except in the event Licensor terminates this Agreement pursuant to Sections 10.3 or 10.4), Section 5.2, Article 8, Article 9, Sections 10.1 and 10.6 and Articles 11, 12, 13 and 14 shall survive the expiration or termination of this Agreement.

10.6.3 Company, its Affiliates and its Sublicensee, as applicable, shall be permitted to distribute and sell all Products that were in inventory or in production on an effective termination date for a period of [*] ([*]) months following the effective termination date (“Commercialization Wind-Down Period”), in accordance with the terms of this Agreement.

10.6.4 Notwithstanding the foregoing, no termination of this Agreement shall be construed as a termination of any sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor, provided that (a) Company has first represented and warranted to Licensor that, to Company’s actual knowledge, as of the effective date of such termination, such Sublicensee is then in full compliance with all terms and conditions of its sublicense, and (b) such Sublicensee agrees in writing to assume all applicable obligations of Company under this Agreement.

*Confidential Treatment Requested.

11.	REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

11.1.1 Such Party is a corporation duly organized, validly existing and in good standing under the laws of the State or country in which it is incorporated.

11.1.2 Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

11.1.3 All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

11.1.4 The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

11.2 Licensor Additional Representations and Warranties. Licensor hereby represents and warrants to Company as follows:

11.2.1 Licensor is the sole and exclusive owner of the Licensed Technology, and has not in-licensed from Third Parties any right, title or interest in or to the Licensed Technology.

11.2.2 Licensor has not granted to any Third Party any license or other interest in the Licensed Technology.

11.2.3 [*]

11.2.4 To the best of Licensor’s knowledge, the development, use, sale and import of Licensed Compounds or Products not infringe or misappropriate any intellectual property rights owned or possessed by any Third Party.

11.2.5 There are no pending or threatened claims, judgments or settlements against Licensor or its Affiliates relating to the Licensed Technology.

11.2.6 To the best of Licensor’s knowledge, no Third Party has infringed or misappropriated or is infringing or misappropriating any Licensed Technology.

*Confidential Treatment Requested.

12.	INDEMNIFICATION AND INSURANCE

12.1 Indemnification. Each Party (the “Indemnitor”) shall defend, indemnify and hold the other Party (the “Indemnitee”) harmless from all losses, liabilities, damages and expenses (including attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding brought by a Third Party arising out of any breach of this Agreement by the Indemnitor, or the gross negligence or willful misconduct of the Indemnitor in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of the Indemnitee or the breach of this Agreement by the Indemnitee.

12.2 Procedure. The Indemnitee promptly shall notify the Indemnitor of any liability or action in respect of which The Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to assume the defense thereof with counsel selected by the Indemnitor. The indemnity agreement in this Section 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Section 12, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to the Indemnitee otherwise than under this Section 12. The Indemnitee under this Section 12, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

12.3 Insurance. Company shall maintain product liability insurance with respect to the research, development, manufacture and sales of Products by Company in such amount as Company customarily maintains with respect to the research, development, manufacture and sales of its similar products. Company shall maintain such insurance for so long as it continues to research, develop, manufacture or sell any Products, and thereafter for so long as Company customarily maintains insurance covering the research, development, manufacture or sale of its similar products.

12.4 THE WARRANTIES AND INDEMNITIES STATED IN THIS AGREEMENT ARE IN LIEU OF, AND THE PARTIES EACH DISCLAIM, ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR ARISING BY LAW, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

13.	LIMITATION OF LIABILITY

Except for breaches of Section 8 (Confidentiality), neither Party shall be liable under this Agreement for any indirect, incidental, punitive, exemplary, special or consequential damages of any kind; provided, however, that this limitation will not reduce or affect either Party’s obligations with respect to Third Party claims under Section 12 (Indemnification and Insurance) or for fraud or death or personal injury caused by its negligence.

14.	MISCELLANEOUS

14.1 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Party shall be in writing, delivered by any lawful means to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Licensor:	Sentinel Oncology Limited
23 Cambridge Science Park, Milton Road
Cambridge, United Kingdom
CB4 0EY
Attention: Chief Executive Officer

If to Company:	Oncothyreon Inc.
2601 Fourth Ave., Suite 500
Seattle, WA 98121
USA
Attention: Chief Executive Officer

with a copy to:	Fenwick & West LLP
1191 Second Avenue, 10th Floor
Seattle, WA 98101
Attention: Effie Toshav

14.2 Governing Law. This Agreement (and any disputes, including non-contractual disputes) arising out of it shall be governed by and construed in accordance with the laws of the State of New York, U.S.A without regard to the conflicts of law principles thereof.

14.3 Dispute Resolution. The Parties shall meet and discuss in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If within [*] of the Parties meeting, the Parties do not fully settle any dispute, controversy or claim arising out of or relating to this Agreement, its negotiations, execution or interpretation, or the performance by either Party of its obligations under this Agreement (other than (a) any dispute, controversy or claim regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing, or (b) any bona fide Third Party action or proceeding filed or instituted in an action or proceeding by a Third Party against a Party to this agreement), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give prompt written notice to that effect to the other Party. Any such arbitration shall be conducted in the English language under the International Dispute Resolution Procedures and Arbitration Rules of the American Arbitration Association (the “Rules”) by a panel of three (3) arbitrators appointed in accordance with such Rules. Any such arbitration shall be held in London, UK, if the claim is first brought by Company, and York City, New York, U.S.A., if the claim is first brought by Licensor. The method and manner of discovery in any such arbitration proceedings shall be governed by the Rules. The arbitrators shall have the authority to grant specific performance and to allocate between the Parties the costs of arbitration (including attorneys’ fees and expenses of the Parties) in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

*Confidential Treatment Requested.

14.4 Assignment. Neither Party shall assign its rights or obligations under this Agreement without the prior written consent of the other; provided, however, each Party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction, further provided that Licensor may not assign the Agreement under the preceding sub-clause (a) or (b) before the completion of its activities under the Work Plan without Company’s prior written consent. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

14.5 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any Governmental Authority or the other Party.

14.6 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

14.7 Entire Agreement. This Agreement embodies the entire agreement between the Parties and supersedes any prior representations, understandings and agreements between the Parties regarding the subject matter hereof, including the Existing NDA and Existing MTA, which are both hereby terminated, it being understood that any information exchanged under the Existing NDA and the Existing MTA shall be subject to Article 8 of this Agreement. There are no representations, understandings or agreements, oral or written, between the Parties regarding the subject matter hereof that are not fully expressed herein.

14.8 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

14.9 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

14.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

Sentinel Oncology Limited

By:	/s/ Bob Boyle

Name:	Bob Boyle

Title	CEO

Oncothyreon Inc.

By:	/s/ Robert L. Kirkman

Name:	Robert L. Kirkman

Title	President & CEO

EXHIBIT A

LICENSED PATENT RIGHTS

[*]

*Confidential Treatment Requested.

EXHIBIT B

LICENSED COMPOUNDS

[*]

*Confidential Treatment Requested.

EXHIBIT C

TECHNOLOGY TRANSFER

[*]

*Confidential Treatment Requested.

EXHIBIT D

INITIAL WORK PLAN

[*]

*Confidential Treatment Requested.

EXHIBIT E

PRESS RELEASE

Sentinel Oncology and Oncothyreon Collaborate to Develop and

Commercialise Small Molecule Chk1 Inhibitors

Chk1 inhibition selectively sensitises cancer cells to radiotherapy and chemotherapy

Cambridge, UK, XX April 2014: Sentinel Oncology Ltd. (Sentinel), the small molecule drug discovery company, today announced it has signed a collaboration agreement with Oncothyreon Inc. (NASDAQ: ONTY) (Oncothyreon) for development of Sentinel’s Checkpoint Kinase 1 (Chk1) programme. Under the terms of the agreement Oncothyreon will fund additional drug discovery research at Sentinel directed at the Chk1target, and will have an exclusive license for the development and commercialisation of any resulting compounds. Sentinel is eligible to receive pre-clinical, clinical and commercial milestone payments of up to $174M and a royalty on net sales, if any.

Sentinel has developed a series of potent, selective, orally active Chk1 kinase inhibitors as chemo- and radio-sensitizers. Chemotherapy and radiotherapy are among the most commonly used cancer treatments and work by damaging the DNA of tumour cells. The Chk1 protein performs a crucial role in the way that cancer cells respond to DNA damage and although Chk1 is active in all cells, over 50% of tumour cells have partially disrupted DNA repair mechanisms and are therefore much more reliant on Chk1. Consequently, inhibition of Chk1 has been shown to selectively sensitise tumour cells to DNA damaging agents, enabling effective lower doses of chemo- and radiotherapy, and reduction in associated side-effects.

Robert L. Kirkman, M.D., President and CEO, Oncothyreon, said: “We are pleased to add to our oncology pipeline through this collaboration with Sentinel. Selective inhibitors of Chk1 have implications across a broad range of cancer types and we believe this programme has the potential to make a positive impact on the lives of many cancer patients.”

Bob Boyle, CEO, Sentinel, commented: “We are delighted that Oncothyreon has recognised the value of our Chk1 programme. It is an exciting target, and we look forward to capitalising on Oncothyreon’s expertise in order to drive the programme forward into clinical studies.”

ENDS

Media contact:

Katie Odgaard

Zyme Communications Tel: +44 (0)7787 502 947

Email: katie.odgaard@zymecommunications.com